    Exhibit 99.1

NCS Multistage Holdings, Inc. 19350 State Highway 249, Suite 600 Houston, Texas 77070

PRESS RELEASE

NCS MULTISTAGE HOLDINGS, INC. ANNOUNCES FIRST QUARTER 2024 RESULTS

First Quarter Results

●	Total revenues of $43.9 million, a 1% year-over-year increase and a 24% increase compared to the fourth quarter of 2023
●	Net income of $2.1 million and earnings per diluted share of $0.82, compared to net loss of $(15.0) million and loss per share of $(6.10) in the same quarter of 2023
●	Adjusted net income of $2.5 million and adjusted earnings per diluted share of $0.99, compared to adjusted net income of $1.2 million and adjusted earnings per diluted share of $0.50 in the first quarter of 2023
●	Adjusted EBITDA of $6.1 million, an increase of $1.2 million from the first quarter of 2023
●	Adjusted EBITDA margin of 14%, compared to 11% in the first quarter of 2023
●	$14.0 million in cash and $8.9 million of total debt as of March 31, 2024

HOUSTON, May 1, 2024 – NCS Multistage Holdings, Inc. (Nasdaq: NCSM) (the “Company,” “NCS,” “we” or “us”), a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well construction, well completions and field development strategies, today announced its results for the quarter ended March 31, 2024.

Financial Review

Total revenues were $43.9 million for the quarter ended March 31, 2024 as compared to $43.6 million for the first quarter of 2023. This increase reflects higher Canadian and international product sales and services revenues, partially offset by a decrease in U.S. product sales and services revenues. The overall increase was primarily related to higher frac service revenues in Canada and product sales in the North Sea. These results were partially offset by lower activity levels, particularly in the United States, compared to the prior period. The average rig count in the United States decreased in the first quarter of 2024 by 19%, compared to the same period in 2023, while the average rig count in Canada decreased by only 6%. Sales of our products in the United States continue to be affected by lower natural gas prices, which had a negative impact on customer activity levels.

Compared to the fourth quarter of 2023, total revenues increased by 24%, with increases of 27% in Canada, 10% in the United States and 86% in the international market, with the total sequential increase primarily related to favorable customer activity levels in Canada, which is subject to seasonality, and frac systems sales to a customer in the North Sea.

Gross profit was $17.0 million, or a gross margin of 39%, for the first quarter of 2024, compared to $18.0 million, or 41%, for the first quarter of 2023. Gross margin for 2024 reflects increases in product costs driven by historical increases in the cost of steel and continued labor wage inflation. Adjusted gross profit, which we define as total revenues less total cost of sales, exclusive of depreciation and amortization ("DD&A"), was $17.6 million, or an adjusted gross margin of 40%, for the first quarter of 2024, compared to $18.5 million, or 43%, for the first quarter of 2023.

Selling, general and administrative (“SG&A”) expenses totaled $13.8 million for the first quarter of 2024, a decrease of $2.3 million compared to the same period in 2023. This decrease in expense reflects the benefit of cost-saving measures implemented through our restructuring efforts in 2023, as well as a decline in relative annual incentive bonus accruals year-over-year of $0.6 million and lower professional fees, share-based compensation and insurance expense of $0.7 million, $0.4 million, and $0.2 million, respectively.

Other income was $1.1 million for the first quarter of 2024 compared to $0.3 million for the first quarter of 2023. This change in other income primarily relates to an increase in royalty income from licenses and the benefit from a profit share associated with our technical services and assistance agreement with our local Oman partner.

Net income was $2.1 million, or $0.82 per diluted share, for the quarter ended March 31, 2024 compared to net loss of $(15.0) million, or $(6.10) per share for the quarter ended March 31, 2023. Our net loss for the first quarter of 2023 was impacted by a $17.5 million litigation provision associated with a jury verdict in Texas issued against us in early May 2023. In December 2023, we settled the matter where the insurance carrier agreed to pay the mutually-agreed settlement amounts to the plaintiff in an amount within insurance coverage limits, with no cash impact to NCS. The settlement was paid in January 2024.

Adjusted EBITDA was $6.1 million for the quarter ended March 31, 2024, an increase of $1.2 million compared to the same period a year ago. This improvement is primarily the result of lower SG&A expenses and an increase in other income partially offset by lower gross profit. Our resulting Adjusted EBITDA margin of 14% for the quarter ended March 31, 2024 improved from 11% in the same period a year ago.

Cash flow from operating activities for the three months ended March 31, 2024 was a use of $(1.9) million, a $0.3 million change compared to cash used for the same period in 2023. For the three months ended March 31, 2024, free cash flow, less distributions to non-controlling interest, was a use of cash of $(2.5) million compared to a use of cash of $(2.0) million for the same period in 2023. The overall decline in free cash flow was largely attributed to a distribution to our non-controlling interest and an increase in our net working capital. The increase in our net working capital was primarily related to an increase in our accounts receivable, partially offset by a decline in our inventory balances and an increase in our accounts payable.

Liquidity and Capital Expenditures

As of March 31, 2024, NCS had $14.0 million in cash and $8.9 million in total debt, and a borrowing base under the undrawn asset-based revolving credit facility (“ABL Facility”) of $20.4 million. Our working capital, defined as current assets minus current liabilities, was $73.7 million and $71.2 million as of March 31, 2024 and December 31, 2023, respectively.

NCS incurred capital expenditures, net of proceeds from the sale of property and equipment, of $0.1 million and $0.5 million for the three months ended March 31, 2024 and 2023, respectively.

Review and Outlook

NCS’s Chief Executive Officer, Ryan Hummer commented, “NCS has had a strong start to 2024, with total revenues and Adjusted EBITDA for the first quarter exceeding our expectations as provided in the last earnings call, led by outperformance in Canada and international markets.

Our total revenues increased by 1% year-over-year and 24% sequentially. Importantly, our revenues outperformed industry benchmarks in each of the United States and Canada. U.S. revenue fell by 12% year-over-year but increased by 10% sequentially. This compares favorably to changes in U.S. well completions per the EIA Drilling Productivity Report of (15%) and (11%), respectively. Canadian revenue increased by 3% year-over-year and by 27% sequentially. This compares favorably to changes in the Canadian land rig count of (6%) and 16% respectively.

Our net income for the first quarter of 2024 was $2.1 million, or $0.82 per diluted share. Our Adjusted EBITDA for the first quarter of 2024 was $6.1 million, an improvement of $1.2 million year-over-year and $3.5 million sequentially. This year-over-year improvement stems from a reduction in SG&A expense and an increase in other income, primarily royalty income generated from licensing certain intellectual property.

We continue to believe that average 2024 industry drilling and completion activity in Canada will be flat to slightly lower compared to 2023 and activity in the United States will decline on average by 5% to 10% compared to 2023, although such activity may increase modestly throughout the remainder of 2024 from recent levels. We expect international industry activity to improve on average between 5% to 10% in 2024 compared to 2023.

For the second quarter, we expect revenues to improve sequentially in our U.S. and international operations, but decline for our Canadian operations, reflecting normal seasonal patterns in that market. The anticipated increases in revenue in the U.S. and international markets is driven by increased frac systems activity in the United States, and increased customer activity in the North Sea and in the Middle East.

We continue to believe the value that we bring to our customers across our product and service portfolio, together with continued product and service innovation, positions us to outperform the anticipated changes in industry drilling and completion activity, and to increase revenue and Adjusted EBITDA in 2024 compared to 2023.

I am excited about our business and the opportunities for NCS in 2024 and beyond as we deliver on our core strategies to build upon our leading market positions, capitalize on opportunities in international and offshore markets and as we bring new and innovative solutions to our customers around the world.

I extend my gratitude to our team at NCS and at Repeat Precision. I appreciate the hard work and dedication of our outstanding people. We have the right team, the right technology, and the right strategies in place to deliver extraordinary outcomes to our customers, drive innovation in the industry and to create value for our shareholders.”

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net Income (Loss), Adjusted Earnings (Loss) per Diluted Share, Adjusted Gross Profit, Adjusted Gross Margin, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and Net Working Capital are non-GAAP financial measures. For an explanation of these measures and a reconciliation, refer to “Non-GAAP Financial Measures” below.

Conference Call

The Company will host a conference call to discuss its first quarter 2024 results and updated guidance on Thursday, May 2, 2024 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). The conference call will be available via a live audio webcast. Participants who wish to ask questions may register for the call here to receive the dial-in numbers and unique PIN. If you wish to join the conference call but do not plan to ask questions, you may join the listen-only webcast here. The live webcast can also be accessed by visiting the Investors section of the Company’s website at ir.ncsmultistage.com. It is recommended that participants join at least 10 minutes prior to the event start.

The replay will be available in the Investors section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About NCS Multistage Holdings, Inc.

NCS Multistage Holdings, Inc. is a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well construction, well completions and field development strategies. NCS provides products and services primarily to exploration and production companies for use in onshore and offshore wells, predominantly wells that have been drilled with horizontal laterals in both unconventional and conventional oil and natural gas formations. NCS’s products and services are utilized in oil and natural gas basins throughout North America and in selected international markets, including the North Sea, the Middle East, Argentina and China. NCS’s common stock is traded on the Nasdaq Capital Market under the symbol “NCSM.” Additional information is available on the website, www.ncsmultistage.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause our actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following: declines in the level of oil and natural gas exploration and production activity in Canada, the United States and internationally; oil and natural gas price fluctuations; significant competition for our products and services that results in pricing pressures, reduced sales, or reduced market share; inability to successfully implement our strategy of increasing sales of products and services into the U.S. and international markets; loss of significant customers; losses and liabilities from uninsured or underinsured business activities and litigation; our failure to identify and consummate potential acquisitions; the financial health of our customers including their ability to pay for products or services provided; our inability to integrate or realize the expected benefits from acquisitions; our inability to achieve suitable price increases to offset the impacts of cost inflation; loss of any of our key suppliers or significant disruptions negatively impacting our supply chain; risks in attracting and retaining qualified employees and key personnel; risks resulting from the operations of our joint venture arrangement; currency exchange rate fluctuations; impact of severe weather conditions; our inability to accurately predict customer demand, which may result in us holding excess or obsolete inventory; impairment in the carrying value of long-lived assets including goodwill; failure to comply with or changes to federal, state and local and non-U.S. laws and other regulations, including anti-corruption and environmental regulations, guidelines and regulations for the use of explosives; change in trade policy, including the impact of tariffs; our inability to successfully develop and implement new technologies, products and services that align with the needs of our customers, including addressing the shift to more non-traditional energy markets as part of the energy transition; our inability to protect and maintain critical intellectual property assets or losses and liabilities from adverse decisions in intellectual property disputes; loss of, or interruption to, our information and computer systems; system interruptions or failures, including complications with our enterprise resource planning system, cybersecurity breaches, identity theft or other disruptions that could compromise our information; our failure to establish and maintain effective internal control over financial reporting; restrictions on the availability of our customers to obtain water essential to the drilling and hydraulic fracturing processes; changes in legislation or regulation governing the oil and natural gas industry, including restrictions on emissions of greenhouse gases; our inability to meet regulatory requirements for use of certain chemicals by our tracer diagnostics business; the reduction in our ABL Facility borrowing base or our inability to comply with the covenants in our debt agreements; and our inability to obtain sufficient liquidity on reasonable terms, or at all and other factors discussed or referenced in our filings made from time to time with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact

Mike Morrison

Chief Financial Officer and Treasurer

(281) 453-2222

IR@ncsmultistage.com

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2024	2023
Revenues
Product sales	$31,758	$31,430
Services	12,100	12,124
Total revenues	43,858	43,554
Cost of sales
Cost of product sales, exclusive of depreciation and amortization expense shown below	19,692	18,833
Cost of services, exclusive of depreciation and amortization expense shown below	6,595	6,180
Total cost of sales, exclusive of depreciation and amortization expense shown below	26,287	25,013
Selling, general and administrative expenses	13,830	16,151
Depreciation	1,073	943
Amortization	167	167
Income from operations	2,501	1,280
Other income (expense)
Interest expense, net	(100)	(209)
Provision for litigation, net of recoveries	—	(17,514)
Other income, net	1,137	292
Foreign currency exchange (loss) gain	(498)	55
Total other income (expense)	539	(17,376)
Income (loss) before income tax	3,040	(16,096)
Income tax expense (benefit)	487	(1,100)
Net income (loss)	2,553	(14,996)
Net income (loss) attributable to non-controlling interest	483	(27)
Net income (loss) attributable to NCS Multistage Holdings, Inc.	$2,070	$(14,969)
Earnings (loss) per common share
Basic earnings (loss) per common share attributable to NCS Multistage Holdings, Inc.	$0.83	$(6.10)
Diluted earnings (loss) per common share attributable to NCS Multistage Holdings, Inc.	$0.82	$(6.10)
Weighted average common shares outstanding
Basic	2,508	2,452
Diluted	2,539	2,452

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS*

(In thousands, except share data)

(Unaudited)

	March 31,	December 31,
	2024	2023
Assets
Current assets
Cash and cash equivalents	$14,004	$16,720
Accounts receivable—trade, net	33,919	23,981
Inventories, net	39,237	41,612
Prepaid expenses and other current assets	1,695	1,862
Other current receivables	4,065	4,042
Insurance receivable	—	15,000
Total current assets	92,920	103,217
Noncurrent assets
Property and equipment, net	23,143	23,336
Goodwill	15,222	15,222
Identifiable intangibles, net	4,240	4,407
Operating lease assets	4,461	4,847
Deposits and other assets	873	937
Deferred income taxes, net	66	66
Total noncurrent assets	48,005	48,815
Total assets	$140,925	$152,032
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable—trade	$8,489	$6,227
Accrued expenses	3,814	3,702
Income taxes payable	350	364
Operating lease liabilities	1,556	1,583
Accrual for legal contingencies	—	15,000
Current maturities of long-term debt	2,441	1,812
Other current liabilities	2,547	3,370
Total current liabilities	19,197	32,058
Noncurrent liabilities
Long-term debt, less current maturities	6,443	6,344
Operating lease liabilities, long-term	3,365	3,775
Other long-term liabilities	202	213
Deferred income taxes, net	239	249
Total noncurrent liabilities	10,249	10,581
Total liabilities	29,446	42,639
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding at March 31, 2024 and December 31, 2023	—	—
Common stock, $0.01 par value, 11,250,000 shares authorized, 2,540,626 shares issued and 2,485,708 shares outstanding at March 31, 2024 and 2,482,796 shares issued and 2,443,744 shares outstanding at December 31, 2023	25	25
Additional paid-in capital	445,404	444,638
Accumulated other comprehensive loss	(86,248)	(85,752)
Retained deficit	(263,547)	(265,617)
Treasury stock, at cost, 54,918 shares at March 31, 2024 and 39,052 shares at December 31, 2023	(1,913)	(1,676)
Total stockholders' equity	93,721	91,618
Non-controlling interest	17,758	17,775
Total equity	111,479	109,393
Total liabilities and stockholders' equity	$140,925	$152,032

_____________________

*	Preliminary

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2024	2023
Cash flows from operating activities
Net income (loss)	$2,553	$(14,996)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	1,240	1,110
Amortization of deferred loan costs	51	51
Share-based compensation	902	1,265
Provision for inventory obsolescence	316	104
Deferred income tax expense	5	23
Gain on sale of property and equipment	(172)	(83)
Provision for litigation, net of recoveries	—	17,514
Net foreign currency unrealized loss (gain)	373	(205)
Proceeds from note receivable	61	229
Changes in operating assets and liabilities:
Accounts receivable—trade	(10,282)	(1,917)
Inventories, net	1,521	(3,786)
Prepaid expenses and other assets	29	933
Accounts payable—trade	2,355	831
Accrued expenses	130	274
Other liabilities	(1,339)	(1,719)
Income taxes receivable/payable	377	(1,179)
Net cash used in operating activities	(1,880)	(1,551)
Cash flows from investing activities
Purchases of property and equipment	(299)	(503)
Purchase and development of software and technology	(13)	(61)
Proceeds from sales of property and equipment	176	84
Net cash used in investing activities	(136)	(480)
Cash flows from financing activities
Payments on finance leases	(449)	(387)
Line of credit borrowings	1,158	3,581
Payments of line of credit borrowings	(602)	(3,349)
Treasury shares withheld	(237)	(264)
Distribution to noncontrolling interest	(500)	—
Net cash used in financing activities	(630)	(419)
Effect of exchange rate changes on cash and cash equivalents	(70)	(151)
Net change in cash and cash equivalents	(2,716)	(2,601)
Cash and cash equivalents beginning of period	16,720	16,234
Cash and cash equivalents end of period	$14,004	$13,633
Noncash investing and financing activities
Assets obtained in exchange for new finance lease liabilities	$696	$629
Assets obtained in exchange for new operating lease liabilities	$—	$38

NCS MULTISTAGE HOLDINGS, INC.

REVENUES BY GEOGRAPHIC AREA

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2024	2023
United States
Product sales	$7,767	$8,060
Services	2,244	3,259
Total United States	10,011	11,319
Canada
Product sales	22,675	22,561
Services	8,994	8,110
Total Canada	31,669	30,671
Other Countries
Product sales	1,316	809
Services	862	755
Total other countries	2,178	1,564
Total
Product sales	31,758	31,430
Services	12,100	12,124
Total revenues	$43,858	$43,554

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net Income (Loss), Adjusted Earnings (Loss) per Diluted Share, Adjusted Gross Profit, Adjusted Gross Margin, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and Net Working Capital (our “non-GAAP financial measures”) are not defined under generally accepted accounting principles (“GAAP”), are not measures of net income (loss), income (loss) from operations, gross profit and gross margin (inclusive of DD&A), cash provided by (used in) operating activities, working capital or any other performance measure derived in accordance with GAAP, and are subject to important limitations. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies in our industry and are not measures of performance calculated in accordance with GAAP. Our non-GAAP financial measures have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our financial performance as reported under GAAP, and they should not be considered as alternatives to net income (loss), income (loss) from operations, gross profit, gross margin, cash provided by (used in) operating activities, working capital or any other performance measures derived in accordance with GAAP as measures of operating performance or as alternatives to cash flow from operating activities as measures of our liquidity.

However, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net Income (Loss), Adjusted Earnings (Loss) per Diluted Share, Adjusted Gross Profit, Adjusted Gross Margin, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and Net Working Capital are key metrics that management uses to assess the period-to-period performance of our core business operations or metrics that enable investors to assess our performance from period to period to evaluate our performance relative to other companies that are not subject to such factors, or who may provide similar non-GAAP measures in their public disclosures.

The tables below set forth reconciliations of our non-GAAP financial measures to the most directly comparable measures of financial performance calculated under GAAP:

NET WORKING CAPITAL*

Net working capital is defined as total current assets, excluding cash and cash equivalents, minus total current liabilities, excluding current maturities of long-term debt. Net working capital excludes cash and cash equivalents and current maturities of long-term debt in order to evaluate the investments in working capital that we believe are required to support our business. We believe that net working capital is useful in analyzing the cash flow and working capital needs of the Company, including determining the efficiencies of our operations and our ability to readily convert assets into cash.

	March 31,	December 31,
	2024	2023
Working capital	$73,723	$71,159
Cash and cash equivalents	(14,004)	(16,720)
Current maturities of long term debt	2,441	1,812
Net working capital	$62,160	$56,251

_____________________

*	Preliminary

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

ADJUSTED GROSS PROFIT AND ADJUSTED GROSS MARGIN

Adjusted gross profit is defined as total revenues minus cost of sales, exclusive of depreciation and amortization expense, which we present as a separate line item in our statement of operations. Adjusted gross margin represents adjusted gross profit as a percentage of total revenues.

	Three Months Ended
	March 31,
	2024	2023
Total revenues	$43,858	$43,554
Total cost of sales, exclusive of depreciation and amortization expense	26,287	25,013
Total depreciation and amortization associated with cost of sales	616	516
Gross Profit	$16,955	$18,025
Gross Margin	38.7%	41.4%
Exclude total depreciation and amortization associated with cost of sales	(616)	(516)
Adjusted Gross Profit	$17,571	$18,541
Adjusted Gross Margin	40.1%	42.6%

ADJUSTED NET INCOME (LOSS) AND ADJUSTED EARNINGS (LOSS) PER DILUTED SHARE

Adjusted net income (loss) is defined as net income (loss) attributable to NCS Multistage Holdings, Inc. adjusted to exclude certain items which we believe are not reflective of ongoing performance. Adjusted earnings (loss) per diluted share is defined as adjusted net income (loss) divided by our diluted weighted average common shares outstanding during the relevant period.

	Three Months Ended
	March 31, 2024		March 31, 2023
	Effect on Net Income	Impact on Diluted Earnings Per Share	Effect on Net (Loss) Income	Impact on Diluted (Loss) Earnings Per Share
Net income (loss) attributable to NCS Multistage Holdings, Inc.	$2,070	$0.82	$(14,969)	$(6.10)
Adjustments
Provision for litigation, net of recoveries (a)	—	—	17,514	7.13
Foreign currency exchange loss (gain) (b)	509	0.20	(57)	(0.02)
Income tax impact from adjustments (c)	(64)	(0.03)	(1,252)	(0.51)
Adjusted net income (loss) attributable to NCS Multistage Holdings, Inc.	$2,515	$0.99	$1,236	$0.50

__________________

(a)

Represents litigation provision associated with a jury verdict in Texas. In December 2023, we settled the matter where the insurance carrier agreed to pay the mutually-agreed settlement amounts to the plaintiff in January 2024, resulting in no cash payments by NCS.

(b)

Represents realized and unrealized foreign currency exchange gains and losses attributable to NCS Multistage Holdings, Inc. primarily due to movement in the foreign currency exchange rates during the applicable periods.

(c)	Represents income tax impacts based on applicable effective tax rates.

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

EBITDA, ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN, AND ADJUSTED EBITDA LESS SHARE-BASED COMPENSATION

EBITDA is defined as net income (loss) before interest expense, net, income tax expense and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude certain items which we believe are not reflective of ongoing operating performance or which, in the case of share-based compensation, is non-cash in nature. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of total revenues. Adjusted EBITDA Less Share-Based Compensation is defined as Adjusted EBITDA minus share-based compensation expense. We believe that Adjusted EBITDA is an important measure that excludes costs that management believes do not reflect our ongoing operating performance, legal proceedings for intellectual property as further described below, and certain costs associated with our capital structure. We believe that Adjusted EBITDA Less Share-Based Compensation presents our financial performance in a manner that is comparable to the presentation provided by many of our peers.

We periodically incur legal costs associated with the assertion of, or defense of, intellectual property, which we exclude from our definition of Adjusted EBITDA and Adjusted EBITDA Less Share-Based Compensation, unless we believe that settlement will occur prior to any material legal spend (included in the table below as “Professional Fees”). Although these costs may recur between periods, depending on legal matters then outstanding or in process, we believe the timing of when these costs are incurred does not typically match the settlement or recoveries associated with such matters, and therefore, can distort our operating results. Similarly, we exclude from Adjusted EBITDA and Adjusted EBITDA Less Share-Based Compensation the one-time settlement or recovery payment associated with these excluded legal matters when realized but would not exclude any go forward royalties or payments, if applicable. We expect to continue to incur these legal costs for current matters under appeal and for any future cases that may go to trial, provided that the amount will vary by period.

	Three Months Ended
	March 31,
	2024	2023
Net income (loss)	$2,553	$(14,996)
Income tax expense (benefit)	487	(1,100)
Interest expense, net	100	209
Depreciation	1,073	943
Amortization	167	167
EBITDA	4,380	(14,777)
Provision for litigation, net of recoveries (a)	—	17,514
Share-based compensation (b)	766	913
Professional fees (c)	253	1,084
Foreign currency exchange loss (gain) (d)	498	(55)
Other (e)	180	191
Adjusted EBITDA	$6,077	$4,870
Adjusted EBITDA Margin	14%	11%
Adjusted EBITDA Less Share-Based Compensation	$5,311	$3,957

___________________

(a)

Represents litigation provision associated with a jury verdict in Texas. See footnote (a) in the “Adjusted Net Income (Loss) and Adjusted Earnings (Loss) per Diluted Share” table above for more information.

(b)	Represents non-cash compensation charges related to share-based compensation granted to our officers, employees and directors.
(c)

Represents non-capitalizable costs of professional services primarily incurred or reversed in connection with our legal proceedings associated with the assertion of, or defense of, intellectual property as further described above.

(d)	Represents realized and unrealized foreign currency exchange gains and losses primarily due to movement in the foreign currency exchange rates during the applicable periods.
(e)	Represents the impact of a research and development subsidy that is included in income tax expense in accordance with GAAP along with other charges and credits.

FREE CASH FLOW AND FREE CASH FLOW LESS DISTRIBUTIONS TO NON-CONTROLLING INTEREST

Free cash flow is defined as net cash provided by (used in) operating activities less purchases of property and equipment (inclusive of the purchase and development of software and technology) plus proceeds from sales of property and equipment, as presented in our consolidated statement of cash flows. We define free cash flow less distributions to non-controlling interest as free cash flow less amounts reported in the financing activities section of the statement of cash flows as distributions to non-controlling interest. We believe free cash flow is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures and other investment needs. We believe that free cash flow less distributions to non-controlling interest is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures, other investment needs, and cash distributions to our joint venture partner.

	Three Months Ended
	March 31,
	2024	2023
Net cash used in operating activities	$(1,880)	$(1,551)
Purchases of property and equipment	(299)	(503)
Purchase and development of software and technology	(13)	(61)
Proceeds from sales of property and equipment	176	84
Free cash flow	$(2,016)	$(2,031)
Distributions to non-controlling interest	(500)	—
Free cash flow less distributions to non-controlling interest	$(2,516)	$(2,031)